                                                                    EXHIBIT 11.1

                                 METROCALL, INC

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              1995         1996         1997
                                                           ----------   ----------   ----------
Loss before extraordinary item...........................  $  (17,407)  $  (45,455)  $  (52,461)
  Preferred dividends....................................          --         (780)      (7,750)
                                                           ----------   ----------   ----------
Net loss before extraordinary item attributable to common
  stockholders...........................................     (17,407)     (46,235)     (60,211)
  Extraordinary item.....................................      (2,695)      (3,675)          --
                                                           ----------   ----------   ----------
Net loss attributable to common stockholders.............  $  (20,102)  $  (49,910)  $  (60,211)
                                                           ==========   ==========   ==========
WEIGHTED-AVERAGE SHARES OUTSTANDING:
  Shares outstanding, beginning of period................      10,605       14,626       24,521
  Shares issued in acquisitions..........................          --        1,619        2,492
  Shares issued for exercise of stock options............          11            2            1
  Shares issued in 1995 equity offering..................       1,052           --           --
  Shares issued in employee stock purchase plan..........          --            6           73
                                                           ----------   ----------   ----------
  Weighted-average shares outstanding....................      11,668       16,253       27,087
                                                           ==========   ==========   ==========
Loss per share before extraordinary item attributable to
  common stockholders....................................  $    (1.49)  $    (2.84)  $    (2.22)
  Extraordinary item.....................................       (0.23)       (0.23)          --
                                                           ----------   ----------   ----------
Loss per share attributable to common stockholders.......  $    (1.72)  $    (3.07)  $    (2.22)
                                                           ==========   ==========   ==========